Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Proxy Statement/Prospectus of Dataram Corporation on Amendment No. 2 to Form S-4 (File No. 333-215385) of our report dated December 30, 2016, which includes an explanatory paragraph as to U.S. Gold Corp’s ability to continue as a going concern, with respect to our audits of the financial statements of U.S. Gold Corp. as of April 30, 2016 and 2015 and for the years ended April 30, 2016 and 2015, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

March 3, 2017